As filed with the Securities and Exchange Commission on February 28, 2017

Registration No. 333-209754

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1

to

FORM S-3

REGISTRATION STATEMENT

Under

The Securities Act of 1933

EXPEDIA, INC.

(Exact name of Registrant as specified in its charter)

Delaware	20-2705720
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

333 108th Avenue NE

Bellevue, WA 98004

(425) 679-7200

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Robert J. Dzielak

Executive Vice President, General Counsel

and Secretary

333 108th Avenue NE

Bellevue, WA 98004

(425) 679-7200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

David J. Segre

Brian Keyes

Wilson Sonsini Goodrich & Rosati

Professional Corporation

650 Page Mill Road

Palo Alto, California 94304

(650) 493-9300

Approximate date of commencement of proposed sale to the public: Not applicable. This post-effective amendment deregisters all of the securities that were unsold under the registration statement as of the date hereof.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to the following Registration Statement on Form S-3 (the “Registration Statement”) of Expedia, Inc. (the “Company”): File No. 333-209754, pertaining to the registration for resale by the selling stockholders named therein of up to 175,040 shares of common stock, par value $0.0001 per share, of the Company, which was filed with the Securities and Exchange Commission (the “SEC”) on February 26, 2016.

On December 21, 2012, the Company entered into a share purchase agreement (the “Purchase Agreement”) with trivago GmbH, a limited liability company incorporated under the laws of Germany (together with its affiliates, “trivago”), the shareholders of trivago and certain other parties pursuant to which the Company acquired, through a wholly owned subsidiary of the Company, a majority of trivago’s outstanding securities. Under the terms of the Purchase Agreement, the Company agreed to file a registration statement on Form S-3 with the SEC to register the offer and sale of shares of the Company’s common stock to be issued to certain selling stockholders on each of the next five anniversaries of the closing of the transactions contemplated by the Purchase Agreement. The Company’s obligations under the Purchase Agreement with respect to the third anniversary of the closing of such transactions have been fulfilled, and the Company hereby removes from registration the securities registered but unsold under the Registration Statement, if any.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-Effective Amendment No. 1 to Form S-3 and has duly caused this Post-Effective Amendment No. 1 to Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bellevue, State of Washington, on February 28, 2017.

Expedia, Inc.

By:	/s/ Robert J. Dzielak
Robert J. Dzielak
Executive Vice President, General Counsel and Secretary

Note: No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement in reliance on Rule 478 of the Securities Act of 1933, as amended.